Translation **"I certify by similarity, WITH ECONOMIC VALUE, the signature(s) of: PAULO ROGERIO CAFFARELLI, matching the signature deposited at this notary office. São Paulo/SP, 02/20/2026 – 14:12:27. I attest to the truth. Total: R$ 8,94 Label: 4321 Stamp: AB 0349870"** "15th Notary Office of the Capital – SP Vila Olímpia Notary Office Kaique de Menezes Meira Authorized Clerk" Stamp: "112737 SIGNATURE WITH ECONOMIC VALUE S11059AB0399870"